Industry Canada	Industrie Canada

Certificate	Certificat
of Incorporation	de constitution

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

7300492 CANADA INC.	730049-2

Name of corporation-Dénomination de la societé	Corporation number-Numéro de la société

I hereby certify that the above-named	Je certifie que la société susmentionnée, dont
corporation, the articles of incorporation of	les statuts constitutifs sont joints, a été
which are attached, was incorporated under	constituée en société en vertu de la
the Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

December 21. 2009 / le 21 décembre 2009
Richard G. Shaw	Date of Incorporation - Date de constitution
Director - Directeur